                                                                    EXHIBIT 99.1


[SCHAWK LOGO]


AT SCHAWK, INC.:                            AT DRESNER CORPORATE SERVICES:
JAMES J. PATTERSON                          KRISTINE WALCZAK
SR. VP AND CFO                              312-726-3600
847-827-9494                                kwalczak@dresnerco.com
jpatterson@schawk.com


                   SCHAWK ANNOUNCES RECORD SALES AND EARNINGS
                             IN 2004 SECOND QUARTER

      o  Q2 EPS increased 42.9 percent to 30 cents
      o  Q2 sales increased 24.8 percent to $64.5 million
      o  Q2 operating margin increased to 17.1 percent due to increased sales

DES PLAINES, IL, JULY 27, 2004--SCHAWK, INC. (NYSE: SGK), one of North America's leading providers of digital imaging graphics services to the consumer products industry, reported record second quarter 2004 earnings of $0.30 per fully diluted share, an increase of 42.9 percent compared to $0.21 per fully diluted share reported in the second quarter of 2003. For the six months ended June 30, 2004, the Company reported record earnings of $0.46 per fully diluted share compared to $0.41 per fully diluted share in the first six months of 2003, an increase of 12.2 percent.

Net income increased 44.6 percent to a record $6.6 million in the second quarter of 2004, compared with $4.6 million in the prior-year second quarter. For the six months ended June 30, 2004, net income increased 16.7 percent to $10.2 million compared to $8.8 million in the prior-year six-month period.


SECOND QUARTER ENDED JUNE 30, 2004

Schawk reported record net sales of $64.5 million for the second quarter of 2004 compared to $51.6 million in the same quarter of 2003, a 24.8 percent increase. Strong sales of graphics services to consumer products packaging clients drove organic growth of 19.0 percent, and sales from recently acquired companies provided an increase in revenue of 5.8 percent.

Gross margin for the second quarter increased to 42.6 percent in 2004 from 40.1 percent in 2003, primarily due to higher productivity resulting from increased volume and newly crafted workflows.

Operating income for the second quarter of 2004 was $11.0 million compared to $7.0 million in the second quarter of 2003, primarily due to strength in sales to consumer packaged goods clients. Operating margin was 17.1 percent in the second quarter of 2004 compared to 13.6 percent in the same period of 2003, due to higher sales and higher productivity in the 2004 period.


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SCHAWK, INC. Q2 2004 RESULTS
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Other income (expense) for the second quarter of 2004 was $0.5 million of net other expense, compared to $0.3 million of net other income in the second quarter of 2003. During the second quarter of 2003, non-recurring gains of $0.8 million from the proceeds of an insurance policy and a favorable litigation settlement were recorded, offset by interest expense of $0.5 million. The 2004 net expense consisted entirely of interest expense.

Income tax expense for the second quarter of 2004 was at an effective tax rate of 37.0 percent compared to 37.5 percent in the prior-year second quarter.


SIX MONTHS ENDED JUNE 30, 2004

For the six-month period ended June 30, 2004, net sales were $116.5 million compared to $100.3 million for the same period of the prior year, a 16.1 percent increase, consisting of 9.6 percent internal growth due to increased demand from consumer packaged goods clients and 6.5 percent due to revenues from acquired companies.

Gross margin for the first six months of 2004 was 41.4 percent, the same as in the comparable prior-year period. Gross margin in the 2003 period included a gain on the sale of a building that increased gross margin by 0.6 percent.

Operating income increased to $17.2 million for the six months ended June 30, 2004, compared to $14.5 million in the same period last year, and operating margin for the 2004 six-month period was 14.8 percent compared to 14.5 percent for the prior-year period. The primary reason for the increased operating income and operating margin was increased sales and efficiencies resulting from newly crafted workflows in the first half of 2004. Operating income for the first half of 2003 included a gain on the sale of a building of $0.5 million.

Other income (expense) in the six-month period ended June 30, 2004, resulted in net other expense of $1.0 million, compared to $0.3 million of net expense in the comparable prior year period. The net other expense for the six month period ended June 30, 2004, was entirely interest expense; the prior year period net other expense consisted of $1.1 million of interest expense, offset by $0.8 million of non-recurring other income items, as discussed above.

Income tax expense for the first half of 2004 was at an effective rate of 37.0 percent compared to 38.4 percent in the prior year period. It is currently anticipated that the effective tax rate will be in the range of 37 percent to 38 percent for the full year of 2004.


OTHER INFORMATION

Depreciation and amortization expense was $3.9 million for the second quarter of 2004 compared to $3.1 million in the prior-year second quarter. For the 2004 six-month period, depreciation and amortization expense was $6.8 million compared to $5.9 million in the prior-year six-month period. The increase in depreciation and amortization expense in 2004 is due to increased intangible asset amortization related to recent acquisitions.

Capital expenditures in the second quarter of 2004 were $2.5 million compared to $2.5 million in the second quarter of 2003. For the first six months of 2004, capital expenditures were $4.4 million compared to $4.1 million in the prior-year period.


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SCHAWK, INC. Q2 2004 RESULTS
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MANAGEMENT COMMENTS

David A. Schawk, President and Chief Executive Officer commented, "After a slow start in the first quarter, business increased to record levels in the second quarter, producing record results for sales and earnings. Our operating margin of 17.1 percent reflected the impact of significantly increased sales and higher productivity.

"As we announced last quarter, March was a record month for Schawk, and business continued strong through the three months of the second quarter. Driving this growth in part is the movement toward "low carb" and "better for you" products, which has led many food and beverage companies to respond to their consumers' health concerns and change their recipes or produce new products. Schawk helped its clients adapt quickly to these trends by providing the package design solutions to bring new products to market quickly and in the most cost-efficient manner, and draw customer attention to the new healthier choices on the grocer's shelf."

Mr. Schawk continued, "Additionally, we also continued to benefit during the second quarter from volume related to business recently awarded to us from both existing and new clients, as well as business from the three companies we recently acquired.

"The fact that we are an independent graphic services provider with international operations and a full array of services, from concept to print management, continues to be a differentiating factor in obtaining this increased volume. Many of these assignments included multiple, high-value services, such as workflow management, prepress, digital asset management, and design and art production. Our services are being purchased by companies seeking to leverage our services to bring enhanced value across their supply chain. By offering these integrated services, Schawk is able to help reduce the amount of time it takes to bring a new product to market, as well as achieve significant cost savings for its consumer package goods and retail clients."

Mr. Schawk concluded, "We are encouraged by the record sales and earnings growth in the second quarter of 2004 and will continue to pursue strategies to increase future sales and profits from both organic growth and acquisitions."


CONFERENCE CALL

Schawk invites you to join its Second Quarter of 2004 Earnings Conference Call, on Tuesday, July 27 at 9:30 a.m. central time. Hosting the call will be David A. Schawk, President and CEO, A. Alex Sarkisian, Executive Vice President and Chief Operating Officer, and John Cragen, Vice President and Corporate Controller. To participate in the call, please dial 800-219-6110 or 303-262-2144 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to http://www.actioncast.acttel.com, event ID 23737. If you are unavailable to participate on the live call, a replay will be available through August 3 at 11:59 p.m. eastern time. To access the replay, dial 800-405-2236 or 303-590-3000, enter conference ID 11003204, and follow the prompts. The replay will also be available on the Internet at http://www.actioncast.acttel.com, event ID 23737, for 30 days.



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SCHAWK, INC. Q2 2004 RESULTS
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Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of digitized high resolution color graphic services, brand strategy and design and an array of digitally based workflow solutions, all aimed at bringing enhanced value to its clients. Schawk provides these advanced services for the food, beverage, and consumer products packaging, point of sale, and advertising markets.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our ability to identify and exploit industry trends and to exploit technological advances in the imaging industry, our ability to continue to implement our restructuring plan, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

For more information about Schawk, visit our website at http://www.schawk.com.


                           FINANCIAL TABLES TO FOLLOW



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SCHAWK, INC. Q2 2004 RESULTS
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                                  SCHAWK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    THREE MONTHS ENDED JUNE 30, 2004 AND 2003
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                2004                       2003
                                                           ---------------            ----------------
Net sales                                                    $  64,456                  $  51,635
Cost of sales                                                   37,025                     30,947
Selling, general, and administrative expenses                   16,412                     13,640
                                                           ---------------            ----------------
Operating income                                                11,019                      7,048

Other income (expense)
   Interest income                                                   1                         51
   Interest expense                                               (513)                      (528)
   Other income                                                     --                        749
                                                           ---------------            ----------------
                                                                  (512)                       272
                                                           ---------------            ----------------

Income before income taxes                                      10,507                      7,320

Income tax provision                                             3,886                      2,742
                                                           ---------------            ----------------

Net income                                                   $   6,621                  $   4,578
                                                           ===============            ================

Earnings per share:
   Basic                                                     $    0.31                  $    0.21
   Diluted                                                   $    0.30                  $    0.21

Weighted average number of common and common
   equivalent shares outstanding                                22,323                     21,635

Dividends per common share                                   $  0.0325                  $  0.0325



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SCHAWK, INC. Q2 2004 RESULTS
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                                  SCHAWK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     SIX MONTHS ENDED JUNE 30, 2004 AND 2003
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                    2004                       2003
                                                               ---------------            ----------------
Net sales                                                        $ 116,533                  $ 100,340
Cost of sales                                                       68,335                     58,795
Selling, general, and administrative expenses                       30,954                     27,026
                                                               ---------------            ----------------
Operating income                                                    17,244                     14,519

Other income (expense)
   Interest income                                                       1                         51
   Interest expense                                                   (978)                    (1,056)
   Other income                                                         --                        749
                                                               ---------------            ----------------
                                                                      (977)                      (256)
                                                               ---------------            ----------------

Income before income taxes                                          16,267                     14,263

Income tax provision                                                 6,019                      5,484
                                                               ---------------            ----------------

Net income                                                       $  10,248                  $   8,779
                                                               ===============            ================


Earnings per share:
   Basic                                                         $    0.48                  $    0.41
   Diluted                                                       $    0.46                  $    0.41

Weighted average number of common and common
   equivalent shares outstanding                                    22,320                     21,594

Dividends per common share                                       $   0.065                  $   0.065




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SCHAWK, INC. Q2 2004 RESULTS
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                                  SCHAWK, INC.
                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                             JUNE 30,
                                                                               2004                    DECEMBER 31,
                                                                           (UNAUDITED)                     2003
                                                                          ---------------            -----------------
ASSETS
Current assets:
   Cash and cash equivalents                                               $    7,064                  $   5,227
   Trade accounts receivable, less allowance for doubtful accounts
     of $1,750 at June 30, 2004 and $1,595 at December 31, 2003                51,514                     35,642
   Inventories                                                                  9,294                      8,085
   Prepaid expenses and other                                                   3,341                      3,902
   Refundable income taxes                                                      1,858                      1,204
   Deferred income taxes                                                        2,581                      2,086
                                                                          ---------------            -----------------
Total current assets                                                           75,652                     56,146

Property and equipment, less accumulated depreciation of $71,184
   at June 30, 2004 and $67,423 at December 31, 2003                           34,453                     36,372
Goodwill                                                                       64,379                     62,936
Intangible assets, net                                                          4,101                      1,912
Other assets                                                                    4,041                      2,325
                                                                          ---------------            -----------------
Total assets                                                               $  182,626                  $ 159,691
                                                                          ===============            =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable                                                  $    5,123                  $   5,108
   Accrued expenses                                                            15,688                     14,004
   Income taxes payable                                                         1,103                        446
   Notes payable to banks                                                         150                         --
   Current portion of long-term debt and capital lease obligations              6,043                      6,062
                                                                          ---------------            -----------------
Total current liabilities                                                      28,107                     25,620

Long-term debt                                                                 31,000                     21,000
Capital lease obligations                                                           6                         21
Other                                                                             939                        970
Deferred income taxes                                                           6,398                      5,708

Stockholders' Equity:
   Common stock                                                                   189                        187
   Additional paid-in capital                                                  90,164                     87,928
   Retained earnings                                                           50,310                     41,461
   Accumulated comprehensive income                                               397                      1,087
                                                                          ---------------            -----------------
                                                                              141,060                    130,663
   Treasury stock, at cost                                                    (24,884)                   (24,291)
                                                                          ---------------            -----------------
Total stockholders' equity                                                    116,176                    106,372
                                                                          ---------------            -----------------
Total liabilities and stockholders' equity                                 $  182,626                  $ 159,691
                                                                          ===============            =================

See accompanying notes.



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